EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Reliance Steel & Aluminum Co.:

We consent to the incorporation by reference in the registration statements on Form S‑3 (No. 333‑187666), Form S‑4 (No. 333‑139790), and Form S‑8 (Nos. 333‑136290, 333‑147226, 333-202783, 333-204295, and 333-204670) of Reliance Steel & Aluminum Co. of our reports dated February 25, 2016, with respect to the consolidated balance sheets of Reliance Steel & Aluminum Co. as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income, equity, and cash flows for each of the years in the three‑year period ended December 31, 2015, and the related schedule of valuation and qualifying accounts, and the effectiveness of internal control over financial reporting as of December 31, 2015, which reports appear in the December 31, 2015 annual report on Form 10‑K of Reliance Steel & Aluminum Co.

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/s/ KPMG LLP

Los Angeles, California
February 25, 2016